Exhibit 99.1

Press Release

Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)

NEWPORT CORPORATION ANNOUNCES

PROPOSED CONVERTIBLE NOTE OFFERING

IRVINE, CA, January 31, 2007 — Newport Corporation (Nasdaq: NEWP) today announced that it intends to offer, subject to market and other conditions, approximately $150 million in aggregate principal amount of convertible subordinated notes due 2012 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The interest rate, conversion terms and offering price are to be determined by negotiations between Newport and the initial purchaser of the notes.

Newport also intends to grant the initial purchaser of the notes a 30-day option to purchase up to an additional $25 million aggregate principal amount of notes, solely to cover over-allotments.

Newport intends to use $48.2 million of the net proceeds from the offering to prepay all indebtedness owed to Thermo Electron Corporation and $40 million of such net proceeds to purchase shares of the company’s outstanding common stock in connection with this offering. Newport intends to use the remaining proceeds of this offering for working capital and other general corporate purposes, including potential acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

SAFE HARBOR STATEMENT

The statements in this press release regarding the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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